Exhibit 16.1

May 20, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TCP International Holdings Ltd. in this registration statement on Amendment No. 1 to Form S-1 pursuant to Item 304 of Regulation S-K (copy attached). We agree with the statements concerning our Firm under “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in such Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

KPMG LLP (“KPMG”) was appointed to serve as our independent registered public accounting firm with respect to the audits of our consolidated financial statements for the year ended December 31, 2012, and restated consolidated financial statements for the year ended December 31, 2011, after our prior independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), advised us on November 28, 2012 (the “Effective Date”) that it would resign from serving as our independent registered public accounting firm, effective immediately. At the Effective Date, we were working on a restatement of previously issued consolidated financial statements for the years ended December 31, 2009, 2010 and 2011. The previously issued consolidated financial statements and the related audit reports of PwC for the annual periods were withdrawn and should no longer be relied upon.

During the years ended December 31, 2010 and 2011 and the subsequent interim period preceding the Effective Date, there were no (i) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to such disagreements in their reports on our financial statements for such years or (ii) “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K except with respect to the material weaknesses in our internal control over financial reporting related to the consolidation process, review of financial information of foreign operations, process of determining whether variable interest entities should be consolidated, allocation of income or loss between controlling and noncontrolling interests, and staffing levels and expertise in areas of financial reporting and tax accounting.

We have furnished a copy of the above disclosure to PwC and requested that PwC furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements herein, and if not, stating the respects in which it does not agree. We have filed a copy of PwC’s letter dated May 20, 2014 as Exhibit 16.1 to this registration statement of which this prospectus forms a part.

On January 11, 2013, we engaged KPMG as our independent registered public accounting firm. We discussed the subject matter of the above-described reportable events with PwC, and we authorized PwC to respond fully to the inquiries of KPMG, as successor auditor. During the years ended December 31, 2010 and 2011, and the subsequent interim periods to January 11, 2013, neither we nor anyone acting on our behalf consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions), or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).